UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2006 (September 7, 2006)
AIRNET SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	1-13025 (Commission File Number)	31-1458309 (IRS Employer Identification No.)
7250 Star Check Drive, Columbus, Ohio 43217
(Address of principal executive offices) (Zip Code)
(614) 409-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
During the period from September 7, 2006 through September 28, 2006, AirNet Systems, Inc. (“AirNet”) received notices from three bank customers of their intent to terminate a portion of the air transportation services provided by AirNet from six customer locations. The air transportation services being terminated for these three bank customers accounted for approximately $0.5 million and $1.0 million of AirNet’s Bank services revenues for the three months and six months ended June 30, 2006, respectively. Four of the service terminations are effective in December 2006 and two service terminations are effective in October 2006.
In response to the notifications, AirNet has begun planning changes to its route schedules and is exploring other specific pricing and cost reduction strategies to reduce the financial impact of these revenue losses. To date, AirNet has been able to identify direct cost reductions of approximately 20 percent of the anticipated revenue loss.
AirNet has previously disclosed that it believes that lower check delivery volume as a result of the declining use of checks and electronic alternatives to the physical movement of cancelled checks will contribute to a significant reduction in Bank services revenues and contribution margin in future periods. The information set forth in this Form 8-K reflects such trend. In the future, subject to continued compliance with the rules and regulations of the SEC, AirNet intends to address reductions in Bank services revenues in its periodic reports rather than on a current basis.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRNET SYSTEMS, INC.

Dated: September 28, 2006	By:	/s/ Gary W. Qualmann

Gary W. Qualmann Chief Financial Officer, Treasurer and Secretary

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